SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:  1-800-MUTUALS Advisor Series
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Address of Principal Business Office (No. & Street, City, State Zip Code):
600 N. Pearl Street, Suite 2150, Dallas, Texas 75201
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Telephone Number (including area code):  (800) 688 - 8257
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Name and Address of agent for service of process:
Joseph C. Neuberger, 615 East Michigan Street, Milwaukee, Wisconsin, 53202
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Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
Yes [X] No [   ]

                                                              SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Milwaukee and the state of Wisconsin on the 23rd day of March, 2001.

[SEAL]                          Signature: 1-800-MUTUALS Advisor Series
                                           ------------------------------
                                           (Name of Registrant)


                                By:        /s/ Joseph C. Neuberger
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                                           Joseph C. Neuberger
                                           (Name of director, trustee or officer
                                           signing on behalf of Registrant)

                                           President, Trustee and Chairperson
                                           -----------------------------------
                                                      (Title)
Attest: /s/ Katharine A. Harwood
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        Katherine A. Harwood

        Assistant Secretary
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                (Title)